International Seaways, Inc. S-8

Exhibit 5.1

REEDER & SIMPSON, P.C.

ATTORNEYS AT LAW

P.O. Box 601	RMI Tel.: +692-625-3602
RRE Commercial Center	Honolulu Tel.: +808-352-0749
Majuro, MH 96960 - Marshall Islands	Email: dreeder.rmi@gmail.com

August 4, 2021

Ladies and Gentlemen:

I have acted as Republic of the Marshall Islands (the “RMI”), counsel to International Seaways, Inc., a corporation organized under the laws of the RMI (the “Company”). The Company has requested my opinion in connection with the Post-Effective Amendment No. 1 on Form S-8 to Form S-4 (the “Registration Statement”), being filed by the Company under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 73,005 shares of the Company’s Common Stock, no par value (the “Common Stock”), which may be offered or sold from time to time pursuant to certain equity awards granted by the Company pursuant to the Diamond S Shipping Inc. 2019 Equity and Incentive Compensation Plan as amended as of March 27, 2019 (the “Diamond S Plan”).

I, have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate documents and records which I have deemed necessary or appropriate for the purposes of this opinion and have concluded such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion. I have assumed that the signatures on all documents that have been examined are genuine. This opinion is limited solely to matters governed by the RMI Business Corporations Act in effect as of the date hereof, and I express no opinion with respect to any other laws or any other jurisdiction. Insofar as this opinion relates to Common Stock to be issued in the future, I have assumed that all applicable laws, rules and regulations in effect at the time of such issuance are the same as those in effect on the date hereof.

Based upon the foregoing and subject to the limitations set forth herein, I am of the opinion that the shares of Common Stock have been duly authorized and, when issued in accordance with the terms of the Diamond S Plan, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Dennis J. Reeder

Dennis J. Reeder

Reeder & Simpson, P.C.